                                                                          EX 2.2

                                ESCROW AGREEMENT

            This ESCROW AGREEMENT (the "Escrow Agreement") is made as of September 20, 2004, between Tekelec, a California corporation ("Parent"), and Core Capital Partners, L.P. as the representative (the "Representative") of the preferred stockholders listed on Exhibit A hereto (the "Escrow Stockholders") and U.S. Bank National Association (the "Escrow Agent").

                                    RECITALS

            A. Parent, VocalData, Inc., a Delaware corporation ("Company"), Punkydoo Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Acquisition Subsidiary"), and the Representative have entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 14, 2004, pursuant to which, among other things, the parties thereto agreed to the merger of Acquisition Subsidiary with and into the Company.

            B. The transactions contemplated by the Merger Agreement are being closed (the "Closing") contemporaneously with the execution of this Escrow Agreement.

            C. Pursuant to the Merger Agreement, a certain portion of the Merger Consideration is to be deposited in escrow, subject to the terms and conditions of the Merger Agreement and this Escrow Agreement.

            D. The Escrow Agent has agreed to hold the Escrow Deposit (as hereinafter defined) and disburse and apply the same in accordance with the terms and conditions of this Escrow Agreement.

            NOW, THEREFORE, in consideration of the promises and the mutual agreements expressed herein and in the Merger Agreement, the parties hereto agree as follows:

            1. DEFINED TERMS. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings attributed to them in the Merger Agreement.

            2. APPOINTMENT OF ESCROW AGENT. Parent and the Representative, on its own behalf and on behalf of the Escrow Stockholders, hereby appoint the Escrow Agent to serve as escrow agent hereunder, and the Escrow Agent hereby accepts such appointment and agrees to act as escrow agent hereunder and to accept, hold and distribute the Escrow Deposit in accordance with and subject to the terms and conditions hereof.

            3. DEPOSIT OF ESCROW DEPOSIT.

                  3.1. Pursuant to Sections 1.4 and 1.9 of the Merger Agreement, as soon as practicable after the Effective Time, Parent will cause to be delivered to the Escrow Agent and deposited into escrow 311,998 shares of Parent Common Stock (the shares so deposited, as adjusted for stock splits, combinations, stock dividends and distributions, and any other property, including without limitation, cash dividends, issued in respect of such Parent Common Stock as a result of any of the foregoing, the "Escrow Deposit"). All shares of Parent Common Stock included in the Escrow Deposit (the "Subject Shares") shall be registered in the name of

Representative as nominee for the Escrow Stockholders. The Representative shall deliver to the Escrow Agent an original stock power endorsed in blank.

                  3.2. The Escrow Deposit shall include any income earned thereon.

            4. INVESTMENTS.

                  4.1. The Escrow Agent shall hold and safeguard the Escrow Deposit in accordance with the terms of this Escrow Agreement and applicable provisions of the Merger Agreement and not as the property of Parent, Company or any Escrow Stockholder.

                  4.2. As set forth below, at each meeting of Parent stockholders, the Representative shall be entitled to direct the vote of such whole number of Subject Shares as may comprise the Escrow Deposit on behalf of the Escrow Stockholders on the record date for such meeting. Upon receipt of proxy materials in connection with any such meeting, the Escrow Agent shall promptly forward copies of such materials to the Representative for delivery to the Escrow Stockholders. The Representative shall, in accordance with the instructions received from the Escrow Stockholders, exercise any voting rights pertaining to the Subject Shares, and the Representative shall comply with any such written instructions. In the absence of such instructions, the Representative shall vote the Subject Shares in its discretion.

                  4.3. The Escrow Agent shall cause any cash in the Escrow Deposit from time to time to be invested and reinvested as directed in writing by the Representative, in Authorized Investments, provided that all such investments shall have appropriately blended maturities but in no event shall any individual investment mature more than 91 days from the date of investment or reinvestment. For the purpose of this Escrow Agreement, "Authorized Investments" means (1) short term interest bearing or discount debt obligations issued or guaranteed by the Government of the United States and /or (2) money market funds rated AAA by Standard and Poor's which invests in short term interest bearing or discount debt obligations issued or guaranteed by the Government of the United States including funds offered by Escrow Agent. Any direction by the Representative to the Escrow Agent as to investment or reinvestment of funds shall be in writing and shall be provided to the Escrow Agent no later than 9:00 a.m. on the day on which the investment is to be made. Any such direction received after 9:00 a.m. or received on a non-Business Day shall be deemed to have been given prior to 9:00 a.m. the next Business Day. If a direction is not received, the Escrow Agent shall not have any obligation to invest any cash included in the Escrow Deposit in Authorized Investments and pending receipt of same shall be entitled to hold such Escrow Deposit uninvested in its trust account.

                  4.4. As directed by the Representative, all earnings, dividends or other property (including securities, but excluding the Subject Shares) received in connection with the Escrow Deposit shall be converted into cash and invested as provided in this Section 4. The Escrow Agent shall supply a written statement to Parent and the Representative monthly listing all transactions with respect to the Escrow Deposit during each such period.

                  4.5. The Escrow Agent shall not be held liable for any losses incurred in the investments of any funds in Authorized Investments provided that the Escrow Agent is not grossly negligent or does not act willfully or in bad faith in connection with such investments.

            5. APPLICATION OF ESCROW DEPOSIT TO CLAIMS OF PARENT.

                  5.1. If Parent claims that a Parent Indemnified Person has suffered Indemnified Losses for which it is entitled to indemnification under
Section 8.1 of the Merger Agreement at any time prior to 11:59 p.m. (California time) on March 20, 2006 (the "Release Date"), Parent shall deliver the written notice required by Section 8.5 of the Merger Agreement (any notice from Parent under this Section 5 shall be referred to as a "Release Notice") to the Representative and the Escrow Agent to release from the Escrow Deposit such amount (the "Claimed Amount"). The parties acknowledge that there may be multiple Release Notices given by Parent during the term hereof and that any Release Notice may be amended by Parent from time to time in writing on or prior to the Release Date (e.g., to increase or decrease the Claimed Amount stated therein), any such amendment being effective as of and from the date of delivery thereof to the Escrow Agent. The Claimed Amount shall be paid by the Escrow Agent out of the Escrow Deposit to or at the direction of Parent in accordance with the Release Notice unless the Representative disputes the validity or amount of such claim by notifying Parent and the Escrow Agent in a writing, as required by Section 8.5 of the Merger Agreement (a "Dispute Notice"), within fourteen (14) calendar days after Parent has provided the Representative and the Escrow Agent with a Release Notice. If a Dispute Notice has not been delivered to Parent and the Escrow Agent within the required fourteen (14) calendar day period, the Escrow Agent shall promptly disburse from the Escrow Deposit to or at the direction of Parent the portion of the Escrow Deposit specified in the Release Notice.

                  5.2. In the event that a Dispute Notice signed by the Representative has been provided to Parent and the Escrow Agent within the required fourteen (14) calendar day period, the Escrow Agent shall distribute promptly to or at the direction of Parent the undisputed portion (if any) of the amount set forth in the Release Notice, and withhold the amount in dispute (the "Disputed Amount"), which amount shall continue to be held by the Escrow Agent in accordance with this Section 5.2. The Disputed Amount shall be held by the Escrow Agent in accordance with the terms hereof until the earlier to occur of the following: (i) the Representative and Parent jointly direct the disbursement of the Disputed Amount by delivering written instruction to the Escrow Agent, or
(ii) the Escrow Agent receives a copy of a final non-appealable judgment or order of a court of competent jurisdiction (a "Directive") with respect to the Disputed Amount (which judgment or order shall also be delivered by Parent to the Representative or by the Representative to Parent, as the case may be). Upon receipt of such instructions or Directive, or as promptly as practicable but in no event more than fifteen (15) calendar days after receipt of such instructions or Directive, the Escrow Agent shall disburse or continue to hold (as the case may be) the Disputed Amount, as required by such instructions or Directive, as the case may be.

                  5.3. All disbursements of the Escrow Deposit under this
Section 5 shall be made first, in cash up to the amount of cash and Authorized Investments held in the Escrow Funds and second, in an amount of whole shares of Parent Common Stock (rounded down to the nearest whole number of shares) equal to the dollar amount of the balance of such required disbursement divided by $18.59.

            6. DISBURSEMENT OF ESCROW DEPOSIT TO ESCROW STOCKHOLDERS. Promptly following the Release Date, the Escrow Agent shall release to the Representative in accordance with this Section 6 the Escrow Deposit remaining in the escrow account; provided, however, the

Escrow Agent shall retain (and not deliver to the Representative) such portion of the Escrow Deposit in the amount equal to all Disputed Amounts outstanding on the Release Date which have not been resolved in accordance with Section 5 and all Claimed Amounts that have not then been paid to Parent or disputed by the Representative in accordance with Section 5 hereof. Following the resolution of any Disputed Amounts in accordance with Section 5 hereof, the Escrow Agent shall disburse the Disputed Amounts as provided in the Directive or in written instructions from Parent and the Representative. The Escrow Agent shall distribute all such amounts (less any reasonable out of pocket costs and expenses incurred by the Representative in connection with services hereunder to the extent such Representative have not previously been reimbursed for such amounts) to the Representative for distribution to the Escrow Stockholders, with each Escrow Stockholder being entitled to receive a pro rata portion of such distribution (in the same proportion of cash and whole shares of Parent Common Stock (rounded to the nearest whole share) as made in the entire disbursement) equal to such Escrow Stockholder's percentage interest in the Merger Consideration set forth on Exhibit A attached hereto (the "Pro Rata Amount").

            7. CERTAIN COVENANTS. Parent and the Representative, on its own behalf and on behalf of the Escrow Stockholders, hereby agree that all taxes payable with respect to the interest earnings on the Escrow Deposit shall be the responsibility of the Escrow Stockholders as the parties entitled to such interest earnings. Parent and the Representative agree that the Escrow Agent shall report the interest earnings to the Escrow Stockholders on the appropriate tax forms and, to the extent required by the Code, withhold the appropriate tax. The Representative agrees that it will use its reasonable efforts to timely provide to the Escrow Agent all documents and information necessary to satisfy the reporting obligations with respect to the interest earnings, including the aggregate amount of interest earnings allocable to each Escrow Stockholder (or the aggregate amount includible in gross income of each Escrow Stockholder), the name, address and taxpayer identification number of each Escrow Stockholder, and such other information as may be required by the tax forms. In addition, the Representative agrees that it will cooperate with the Escrow Agent to obtain each Escrow Stockholder's Certification of Taxpayer Identification Number on Substitute Form W-9 or Substitute Form W-8BEN from each Escrow Stockholder. In addition, Parent and the Representative hereby agrees that they will make all reasonable efforts to resolve as quickly as possible any claims still pending pursuant to Sections 5 or Section 6 at the time a disbursement is required to made hereunder.

            8. JOINT WRITTEN INSTRUCTIONS AND DIRECTIONS; DISBURSEMENTS. Notwithstanding any other provisions of this Escrow Agreement, the Escrow Agent shall deal with the Escrow Deposit, or any part thereof, at any time in accordance with any directions given in an undisputed Release Notice or jointly given in writing by Parent and the Representative to the Escrow Agent or in a Directive. The parties hereto agree that all disbursements of Parent Common Stock required to be made hereunder shall be made by delivery of a certificate registered in the name of Parent or an Escrow Stockholder, as applicable, to, in the case of a delivery to an Escrow Stockholder, the Representative, or, in the case of a delivery to Parent, the address specified in Section 11. The parties hereto agree that all disbursements of cash to any Escrow Stockholder shall be made to the Representative for the benefit of each such Escrow Stockholder or to Parent, as applicable, in each case, by wire transfer of immediately available funds in accordance with the wire transfer instructions specified in the notice directing the Escrow Agent to make such disbursement.

            9. PROVISIONS CONCERNING THE ESCROW AGENT.

                  9.1. This Escrow Agreement sets forth, exclusively, the duties of the Escrow Agent and no additional duties or obligations shall be inferred herefrom or implied hereby.

                  9.2. The Escrow Agent shall not be responsible for the validity of any documents or other property delivered to it pursuant hereto, may act and rely conclusively upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give any notice or instructions hereunder, believed by the Escrow Agent to be authorized, has been duly authorized so to do.

                  9.3. The Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may in good faith do or refrain from doing in connection herewith, except to the extent that any act or omission constitutes gross negligence or willful misconduct. In no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Escrow Agent has been advised of such loss or damage and regardless of the form of action.

                  9.4. The Escrow Agent may consult with, and obtain advice from, legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in good faith in accordance with the advice of such counsel.

                  9.5. The Escrow Agent shall not be bound by any modification of this Escrow Agreement unless it shall have specifically consented thereto in writing.

                  9.6. The Representative, on the one hand, and Parent, on the other hand, shall each upon demand pay to the Escrow Agent 50% of the amount of all reasonable expenses, including the reasonable fees and expenses of counsel, which the Escrow Agent may incur, and its normal fees for all services rendered, in each case in connection with the discharge of its duties, and the exercise or enforcement of the rights of the parties hereunder. The Escrow Agent may deduct any unpaid fees from the Escrow Deposit. In the event Escrow Agent deducts any unpaid fees for which Parent is responsible hereunder from the Escrow Deposit, Parent shall promptly deposit into the escrow account, Parent's portion of such unpaid fees and in the event Escrow Agent deducts any unpaid fees for which the Representative is responsible hereunder from the Escrow Deposit, the Representative shall promptly deposit into the escrow account their portion of such unpaid fees.

                  9.7. The Escrow Agent may resign by giving written notice in writing to Parent and the Representative of such resignation, specifying a date which such resignation shall take effect, which shall in no event be earlier than sixty (60) days after the giving of such notice, and shall be discharged from its duties and obligations upon the appointment of a successor Escrow Agent as hereafter provided and the delivery to such successor of the Escrow Deposit. Immediately upon receipt of such notice, Parent and the Representative shall appoint a successor Escrow Agent who shall be mutually acceptable to them. Any such successor Escrow Agent shall deliver to Parent and the Representative and to the resigning Escrow Agent a written instrument accepting such appointment hereunder, and thereupon it shall succeed to all the rights and duties of the Escrow Agent hereunder, and shall be entitled to receive the Escrow Deposit. In the event that a successor Escrow Agent shall not be so appointed by the date of resignation specified by the Escrow Agent, the Escrow Agent shall have the right to appoint as a successor Escrow Agent any national bank, and the parties hereto agree to accept any such successor Escrow Agent appointed by the Escrow Agent.

                  9.8. In the event of any dispute between Parent or the Representative, or between the Escrow Agent and any one or more of the other parties hereto, with regard to the Escrow Agent or its duties, or any other matter concerning the disposition of the Escrow Deposit or in the event that the Escrow Agent, in good faith, is in doubt as to what action it should take hereunder, the Escrow Agent may deposit the Escrow Deposit with any court described in Section 10.10 of the Merger Agreement pending the decision of such court, and the Escrow Agent shall be entitled to refrain from action pending, and rely upon, the decision of such court. The rights of the Escrow Agent under this Section 9.8 are cumulative of all other rights which it may have by law or otherwise.

                  9.9. The Representative and Parent hereby agree that the Escrow Agent shall be indemnified from and against any loss, liability or expense reasonably incurred, without gross negligence, willful misconduct or bad faith on its part, arising out of or in connection with the Escrow Agreement, including the expense of defending itself against any claim or liability arising therefrom. Any payment required to be made pursuant to this Section 9.9 shall be paid from the Escrow Deposit. The Escrow Agent shall not be required to give any bond or surety or report to any court despite any statute, custom or rule to the contrary. Notwithstanding the foregoing, Parent and the Representative agrees that any payment required to be made pursuant to this Section 9.9 shall be paid 50% by Parent and 50% by the Representative. The Escrow Agent may deduct any unpaid amounts from the Escrow Deposit. In the event Escrow Agent deducts any unpaid amounts for which Parent is responsible under this Section 9.9 from the Escrow Deposit, Parent shall promptly deposit into the escrow account Parent's portion of such unpaid amounts and in the event Escrow Agent deducts any unpaid amounts for which the Representative is responsible hereunder from the Escrow Deposit, the Representative shall promptly deposit into the escrow account their portion of such unpaid amounts.

                  9.10. Parent and the Representative together may terminate the appointment of the Escrow Agent hereunder upon written notice specifying the date upon which such termination shall take effect. In the event of such termination, Parent and the Representative shall before the date of such termination jointly appoint a successor Escrow Agent, and the Escrow Agent shall deliver the remaining Escrow Deposit to such successor Escrow Agent.

            10. PROVISIONS CONCERNING THE REPRESENTATIVE.

                  10.1. Until the later of the Release Date or the date on which no Escrow Deposit remains held in escrow hereunder, the Representative shall, and shall have full power and authority to, exclusively act on behalf of each Escrow Stockholder in connection with all matters relating to this Escrow Agreement and the Merger Agreement. The Representative shall also have full power and authority to give and receive notices by or on behalf of each Escrow Stockholder.

                  10.2. The Representative shall be entitled to reimbursement from the Escrow Stockholders of all reasonable expenses incurred in the performance of its duties as Representative under this Escrow Agreement and the Merger Agreement. To the extent that expenses of the Representative remain unreimbursed by the Escrow Stockholders and Escrow Deposit remains in the escrow account on the Release Date, the reimbursement obligations contained in this
Section 10.2 shall be satisfied by the Escrow Stockholders from the Escrow Deposit (less, in either case, any Disputed Amounts), as appropriate to the expenses being reimbursed, pro rata from each such Escrow Stockholder based on the Escrow Stockholder's Pro Rata Amount.

                  10.3. By giving notice to the Representative in the manner provided by Section 11, a party shall be deemed to have given notice to all of the Escrow Stockholders and any action taken by the Representative may be considered by any other party to be the action of each such Escrow Stockholder for all purposes, including for all purposes of this Escrow Agreement and the Merger Agreement. In addition, the parties hereto acknowledge and agree that (i) none of the Escrow Stockholders shall be entitled to individually take any action which the Representative is authorized hereunder to take on behalf of such Escrow Stockholders and (ii) the failure of the Representative to take any action it is permitted or authorized to take hereunder on behalf of the Escrow Stockholders during the applicable time period in which such action is permitted to have been taken by the Representative, including, without limitation, providing any Dispute Notice hereunder or under the Merger Agreement, shall be deemed for all purposes to constitute a complete waiver and release by each Escrow Stockholder of the right to individually take any such action.

                  10.4. In the event that the Representative is unable or refuses to serve, the Escrow Stockholders will promptly notify Parent and the Escrow Agent in writing of the designation by a majority in interest of the Escrow Stockholders of successors to act as Representative hereunder.

                  10.5. The provisions contained in this Section 10 are in addition to, and not in limitation of, Section 1.12 of the Merger Agreement, and to the extent any conflict or contradiction exists between this Section 10 and
Section 1.12 of the Merger Agreement, then the provisions of Section 1.12 of the Merger Agreement shall control; provided that Section 10.4 shall control the matters addressed therein regarding this Agreement.

            11. NOTICES AND WRITTEN DIRECTIONS. All notices, requests, demands, and other communications required or permitted under this Escrow Agreement shall be in writing and shall be deemed to have been duly given and made upon being delivered either by courier or fax delivery to the party for whom it is intended and by depositing such notice, postage prepaid, certified or registered mail, return receipt requested, in the United States mail, bearing the address shown in this Section 11 for, or such other address as may be designated in writing hereafter by, such party:

                If to Parent:

                Tekelec
                26580 West Agoura Road
                Calabasas, California 91302

                Attention:  President
                Facsimile No.:(818) 880-0176

                and

                Ronald W. Buckly
                26580 West Agoura Road
                Calabasas, California  91302
                Facsimile No.: (818) 880-0176

                with a copy to:

                Katherine F. Ashton
                Bryan Cave LLP
                120 Broadway
                Suite 300
                Santa Monica, California 90401
                Facsimile: (310) 576-2200

                If to the Representative:

                Core Capital Partners, L.P.
                901 15th Street N.W., 9th Floor
                Washington D.C. 20005
                Attention: Mark Levine
                Facsimile No.: (202) 589-0091

                With a copy to:

                Kyle K. Fox
                Vinson & Elkins L.L.P.
                Terrace 7
                2801 Via Fortuna, Suite 100
                Austin, Texas 78746
                Facsimile: (512) 236-3340

                If to the Escrow Agent:

                U.S. Bank National Association
                One U.S. Bank Plaza
                Mail Code: SL-MO-T6CT
                St. Louis, Missouri 63101
                Attention : Brian J. Kabbes
                Facsimile No. : (314) 418-1225

            12. TRANSFER OF INTERESTS. The interests of the Escrow Stockholders or the Representative in the Escrow Deposit and the rights and obligations of the parties hereunder may not be transferred except by operation of law, and will not be represented by any certificate or instrument; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, Parent may assign any interest in its rights hereunder to any of its lenders without consent. Neither the Representative nor the Escrow Stockholders shall be entitled to withdraw the Escrow Deposit except as provided hereunder or to substitute any other property therefore.

            13. RIGHTS TO ESCROW DEPOSIT. Neither Parent nor any Stockholder shall be deemed to have any right, title or interest in or possession of the Escrow Deposit and therefore shall not have the ability to pledge, convey, hypothecate or grant as security any portion of the Escrow Deposit unless and until such deposit has been disbursed or is required to be disbursed to Parent or the Representative pursuant to Sections 5 or 6. Accordingly, the Escrow Agent will not act as a custodian of either Parent or any Escrow Stockholder for the purposes of perfecting a security interest therein, no creditor of Parent or any Escrow Stockholder shall have any right to have or to hold any portion of the Escrow Deposit as collateral for any obligation and shall not be able to obtain a security interest in any assets (tangible or intangible) contained in or relating to the Escrow Fund.

            14. LIABILITIES OF PARENT, REPRESENTATIVE AND STOCKHOLDERS. Neither the depositing hereunder of the Escrow Deposit nor any of the other provisions of this Escrow Agreement shall directly or indirectly limit or expand any of the liabilities or obligations of any Party under the Merger Agreement.

            15. COUNTERPARTS. Counterpart copies of this Escrow Agreement may be signed by all parties and signature pages exchanged by fax or otherwise. The parties intend that counterpart copies signed and exchanged as provided in the preceding sentence shall be fully binding. Counterpart originals of this Escrow Agreement shall be exchanged by U.S. mail or overnight courier service at the earliest reasonable date following the exchange of signature pages by fax.

            16. AMENDMENT; WAIVER. No modification, amendment or waiver of any provision of this Escrow Agreement will be effective unless such modification, amendment or waiver is approved in writing by Parent, the Representative, and the Escrow Agent. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

            17. BINDING EFFECT; ASSIGNMENT. This Escrow Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto.

            18. HEADINGS. The headings of the various sections of this Escrow Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Escrow Agreement.

            19. SEVERABILITY. If any provision of this Escrow Agreement shall be determined to be illegal or unenforceable, the remaining provisions of this Escrow Agreement shall remain in full force and effect, and this Escrow Agreement shall be construed as if the illegal or unenforceable provision were not a part hereof, so long as the remaining provisions of this Escrow Agreement shall be sufficient to carry out the overall intent of the parties as expressed herein.

            20. GOVERNING LAW. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of law doctrine.

            21. FURTHER ASSURANCES. Each party hereto shall perform all other acts and execute and deliver all other documents as may be necessary or appropriate to carry out the purposes and intent of this Escrow Agreement.

            22. THIRD PARTY BENEFICIARY. Nothing set forth in this Escrow Agreement shall be construed to confer any benefit to any third party who is not a party to this Escrow Agreement.

            23. VENUE AND JURISDICTION. Any disputes arising out of, in connection with or with respect to this Escrow Agreement, the subject matter hereof, the performance or non-performance of any obligation hereunder, or any of the transactions contemplated hereby shall be adjudicated as set forth in
Section 10.10 of the Merger Agreement.

            24. ENTIRE AGREEMENT. This Agreement and the Merger Agreement embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings relative to such subject matter.

            IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date first set forth above.

                                     TEKELEC

                                     By: /s/ Paul J. Pucino
                                        ----------------------------------------
                                     Name: Paul J. Pucino
                                     Title: Senior Vice President and Chief
                                            Financial Officer

                                     U.S. BANK NATIONAL ASSOCIATION

                                     By: /s/ Brian J. Kabbes
                                        ----------------------------------------
                                     Name: Brian J. Kabbes
                                     Title: Vice President
                                     CORE CAPITAL PARTNERS, L.P.

                                     By: /s/ Mark J. Levine
                                        ----------------------------------------
                                     Name: Mark J. Levine
                                     Title: Managing Director

                                    EXHIBIT A

              SCHEDULE OF PRO RATA PORTIONS OF ESCROW STOCKHOLDERS

        ESCROW STOCKHOLDER                                      PRO RATA PORTION
-------------------------------------                           ----------------
Seed Company Partners, L.P.                                          0.09680

SD-CO4 Partners, L.P.                                                6.33690

SD-CO5 Partners, L.P.                                                3.62246

Capital Southwest Corporation                                        0.53398

SAIC Venture Capital Corporation                                     3.76541

Access Technology Partners, L.P.                                     3.28656

Hambrecht & Quist California                                         0.26122

Access Technology Partners Brokers Fund, L.P.                        0.02180

H&Q Employee Venture Fund 2000, L.P.                                 0.02756

Joe Estes                                                            0.03558

Hambrecht & Quist Employee Venture Fund, L.P. II                     0.05865

Starbow Partners                                                     0.18109

Hickory Venture Capital Corporation                                  1.88879

Eric Zimits                                                          0.08237

Todd Bakar                                                           0.01378

Chris Galvin                                                         0.01378

Rob Geneiser                                                         0.05449

David Golden                                                         0.02756

Paul Nikcevic                                                        0.00545

Ed Snyder                                                            0.00224

Kerry Rice                                                           0.00833

Greg Ivanoff                                                         0.00096

        ESCROW STOCKHOLDER                                      PRO RATA PORTION
-------------------------------------                           ----------------
Austin Ventures VII, L.P.                                           31.24026

Capital Southwest Venture Corporation                                0.09359

Trinity Ventures VII, L.P.                                          16.06933

Trinity VII Side-by-Side Fund, L.P.                                  0.78943

SD-VDI Partners, L.P.                                                7.33370

Core Capital Partners, L.P.                                         19.31871

Minotaur LLC                                                         4.82920

                                       A-2